Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our reports dated June 3, 2005 relating to the financial statements and financial statement schedule of Prestige Brands Holdings, Inc. (successor basis); and dated July 2, 2004, relating to the combined financial statements and financial statement schedule of Medtech Holdings, Inc. and The Denorex Company (predecessor basis); all of which appear in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Salt Lake City, Utah
June 13, 2005